EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
          We have issued our report dated November 10, 2005, accompanying the financial statements included in the Annual Report of XATA Corporation on Form 10-KSB, for the year ended September 30, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of XATA Corporation on Form S-8 (File Nos. 333-113025, 333-85584, 333-59214, 333-28337, 333-03670, 33-94006, 33-89222 and 33-74148) and Form S-3 and amendments (File Nos. 333-113016, 333-111797, 333-113016, 333-111798, 333-111797 and 333-82905).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
December 21, 2005